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                                                                    Exhibit 23.2



                          Independent Auditors' Consent



The Board of Directors
Glacier Bancorp, Inc.:


We consent to incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement (No. 333-52498) of our report dated February 2, 2001 relating to the consolidated statements of financial condition of Glacier Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Glacier Bancorp, Inc. Our report, dated February 2, 2001, contains explanatory paragraphs indicating that we did not audit the 1998 financial statements of Mountain West Bank acquired by Glacier Bancorp, Inc. on February 4, 2000 in a pooling of interests; those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Mountain West Bank in the 1998 consolidated financial statements of Glacier Bancorp, Inc., is based solely on the report of the other auditors.


/s/ KPMG LLP



Billings, Montana
April 9, 2001